SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Uni-Pixel, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1.	Amount previously paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

Uni-Pixel, Inc.
8708 Technology Forest Pl., Ste. 100
The Woodlands, TX 77381

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held August 19, 2014

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Uni-Pixel, Inc. on August 19, 2014, which will be held at the Hyatt Place, 1909 Research Forest Dr., The Woodlands, TX 77380 at 9:00 a.m., local time. Enclosed with this letter are your Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy voting card.  The Proxy Statement included with this notice discusses each of our proposals to be considered at the Annual Meeting. Please review our annual report for the year ended December 31, 2013 on our website at http://www.unipixel.com (under “Investors”).

At this year’s meeting, you will be asked to: (1) elect eight directors to serve terms of one year each; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) ratify the appointment of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and (4) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on June 23, 2014 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment and postponements thereof (the “Record Date”).

I hope that you attend the Annual Meeting in person. Whether or not you plan to be with us, please complete, sign, date, and return your voting card promptly in the enclosed envelope.

Sincerely,

 /s/ Jeff A. Hawthorne
Jeff A. Hawthorne
President and Chief Executive Officer

The Woodlands, Texas
June 25, 2014

Uni-Pixel, Inc.
8708 Technology Forest Pl., Ste. 100
The Woodlands, TX 77381
Notice of Annual Meeting of Stockholders
to be held August 19, 2014

To the Stockholders of Uni-Pixel, Inc.:

The 2014 Annual Meeting of Stockholders will be held at the Hyatt Place, 1909 Research Forest Dr., The Woodlands, TX 77380 at 9:00 a.m., local time, on August 19, 2014. During the Annual Meeting, stockholders will be asked to:

(1)	Elect eight directors to serve until our next annual meeting or until the election and qualification of their successors;

(2)	Approve, on an advisory basis, the compensation of our named executive officers;

(3)	Ratify the appointment of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(4)	Transact any other business properly brought before the Annual Meeting or any adjournments thereof.

If you are a stockholder as of June 23, 2014, you may vote at the meeting. The date of mailing this Notice of Meeting and Proxy Statement is on or about June 25, 2014.

By order of our Board of Directors

 /s/ Jeffrey W. Tomz
Jeffrey W. Tomz
Chief Financial Officer and Corporate Secretary

June 25, 2014

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are first being mailed, beginning on or about June 25, 2014, to owners of shares of common stock of Uni-Pixel, Inc. (which may be referred to in this Proxy Statement as “we,” “us,” “UniPixel,” or the “Company”) in connection with the solicitation of proxies by our board of directors (“Board”) for our annual meeting of stockholders to be held on August 19, 2014 at 9:00 a.m., local time, at the Hyatt Place, 1909 Research Forest Dr., The Woodlands, TX 77380 (referred to as the “Annual Meeting”). This proxy procedure permits all stockholders, many of whom are unable to attend the Annual Meeting, to vote their shares at the Annual Meeting. Our Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

CONTENTS

•	About The Meeting: Questions and Answers – page 5
•	Governance of the Company – page 8
•	Proposal 1 — Election of Directors – page 13
•	Executive Compensation and Related Information – page 18
•	Security Ownership Of Certain Beneficial Owners And Management – page 26
•	Proposal 2 - Approve, on advisory basis, the compensation of our named executive officers – page 28
•	Report of the Audit Committee – page 29
•	Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm – page 29
•	Certain Relationships and Related Transactions – page 30
•	Requirements for Advance Notification of Nominations and Stockholder Proposals – page 30
•	Other Matters – page 31

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. SIGNING AND RETURNING A PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING.

THANK YOU FOR ACTING PROMPTLY

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 19, 2014: The Notice of Annual Meeting, Proxy Statement and 2013 Annual Report to Stockholders are also available at http://www.unipixel.com, which does not have “cookies” that identify visitors to the site.

ABOUT THE MEETING: QUESTIONS AND ANSWERS

What am I voting on?

At this year’s meeting, you will be asked to:

(1)	Elect eight directors to serve until the next annual meeting of stockholders or until the election and qualification of their successors;

(2)	Approve, on an advisory basis, the compensation of our named executive officers (commonly known as, and sometimes referred to in this Proxy Statement as, a "Say on Pay" proposal);

(3)	Ratify the appointment of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(4)	Transact any other business properly brought before the Annual Meeting or any adjournments thereof.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Stockholders of record at the close of business on June 23, 2014 (the “Record Date”) may vote at the Annual Meeting. Pursuant to the rights of our stockholders contained in our charter documents each share of our common stock has one vote. There were 12,349,047 shares of common stock outstanding on June 23, 2014. From August 5, 2014 through August 19, 2014, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Jeffrey W. Tomz, our Chief Financial Officer and Corporate Secretary, at (281) 825-4500 to arrange a visit to our offices.  In addition, the list of stockholders will be available for viewing by stockholders at the Annual Meeting.

How do I vote?

You may vote over the Internet, by telephone, by mail or in person at the Annual Meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Vote by Internet.    You can vote via the Internet at www.proxyvote.com. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, August 18, 2014. Internet voting is available 24 hours a day. If you vote via the Internet, you do not need to vote by telephone or return a proxy card.

Vote by Telephone.    You can vote by telephone by calling the toll-free telephone number 1-800-690-6903. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Eastern Time on Monday, August 18, 2014. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to vote over the Internet or return a proxy card.

Vote by Mail.    If you received a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to Uni-Pixel, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Vote in Person at the Meeting.    If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

If you vote by any of the methods discussed above, you will be designating Jeff A. Hawthorne, our President and Chief Executive Officer, and Jeffrey W. Tomz, our Chief Financial Officer and Corporate Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Submitting a proxy will not affect your right to attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares.  The availability of Internet voting will depend on the voting process of your bank, broker or other nominee.  Please check with your bank, broker or other nominee and follow the voting instructions it provides.

You should instruct your bank, broker or other nominee how to vote your shares. If you do not give voting instructions to the bank, broker or other nominee, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. Under the regulations applicable to New York Stock Exchange member brokerage firms (many of whom are the record holders of shares of our common stock), the uncontested election of directors is no longer considered a routine matter. Matters related to executive compensation are also not considered routine.  As a result, if you are a beneficial owner and hold your shares in street name, but do not give your broker or other nominee instructions on how to vote your shares with respect to these matters, votes may not be cast on your behalf.  If your bank, broker or other nominee indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold our Annual Meeting, but a broker non-vote will not otherwise affect the outcome of a vote on a proposal that requires a majority of the votes cast. With respect to a proposal that requires a majority of the outstanding shares, a broker non-vote has the same effect as a vote against the proposal.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above, you will be appointing Jeff A. Hawthorne, our President and Chief Executive Officer, and Jeffrey W. Tomz, our Chief Financial Officer and Corporate Secretary, as your proxies. They may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please vote by proxy so that your shares of common stock may be voted.

How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors (see Proposal 1); “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (see Proposal 2); and “FOR” the ratification of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (see Proposal 3). We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.

How do I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	Notifying our Corporate Secretary, Jeffrey W. Tomz, in writing at 8708 Technology Forest Pl., Ste. 100, The Woodlands, TX 77381, that you are revoking your proxy;

•
Submitting a proxy at a later date via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	Attending and voting by ballot at the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee, you should check with your bank, broker or other nominee and follow the voting instructions your bank, broker or other nominee provides.

Who will count the votes?

A representative from PMB Helin Donovan, our auditors, will act as the inspector of election and count the votes.

What constitutes a quorum?

The holders of a majority of the 12,349,047 eligible votes as of the record date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each proposal?

Election of Directors. For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that the eight nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy or voting instructions marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Say-on-Pay Proposal.  Proposal 2 is an advisory vote and is non-binding on the Company and the Board.  The proposal solicits advice only and therefore, there is no minimum number of votes required with respect to the Say-on-Pay Proposal.

Ratification of the Appointment of Independent Registered Public Accounting Firm. For Proposal 3, the affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter will be required for approval.

Other Proposals. Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter at the meeting in order to be approved, except when a different vote is required by law, our certificate of incorporation or our Bylaws.

Abstentions and broker non-votes with respect to any matter will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.  Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting with respect to any of the Proposals.

What percentage of our common stock do our directors and officers own?

As of May 31, 2014, our director-nominees and executive officers beneficially owned approximately 14.8% of our outstanding common stock. See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 26 for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our Board, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. Further, proxies may also be solicited in person, by telephone, or facsimile.  We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

PMB Helin Donovan served as the independent registered public accounting firm auditing and reporting on our financial statements for the fiscal year ended December 31, 2013 and has been appointed to serve as our independent registered public accounting firm for 2014. We expect that representatives of PMB Helin Donovan will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the Annual Meeting.

What are the recommendations of our Board?

The recommendations of our Board are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of the nominated directors (see Proposal 1);

•	FOR the approval, in an advisory capacity, of the compensation paid to our named executive officers (see Proposal 2);

•	FOR the ratification of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (see Proposal 3).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the General Corporation Law of the State of Delaware and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board and its Committees.  There are no family relationships between any director, executive officer or person nominated to become a director.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Stockholder Communications

Stockholders may communicate with the members of the Board, either individually or collectively, by writing to the Board at 8708 Technology Forest Pl., Ste. 100, The Woodlands, TX 77381.  These communications will be reviewed by the office of the Corporate Secretary as agent for the non-employee directors in facilitating direct communication to the Board.  The Corporate Secretary’s office will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports under our Whistleblower Policy. Further, the Corporate Secretary’s office will disregard communications that are bulk mail, solicitations to purchase products or services not directly related either to us or the non-employee directors’ roles as members of the Board, sent other than by stockholders in their capacities as such or from particular authors or regarding particular subjects that the non-employee directors may specify from time to time, and all other communications which do not meet the applicable requirements or criteria described below, consistent with the instructions of the non-employee directors.

General Communications. The Corporate Secretary’s office will summarize all stockholder communications directly relating to our business operations, the Board, our officers, our activities or other matters and opportunities closely related to us. This summary and copies of the actual stockholder communications will then be circulated to the Chairman of the Nominating and Corporate Governance Committee (the “Governance Committee”).

Stockholder Proposals and Director Nominations and Recommendations. Stockholder proposals are reviewed by the Corporate Secretary’s office for compliance with the requirements for such proposals set forth in our Bylaws and in Regulation 14a-8 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”). Stockholder proposals that meet these requirements will be summarized by the Corporate Secretary’s office. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Governance Committee.

Stockholder nominations for directors are reviewed by the Corporate Secretary’s office for compliance with the requirements for director nominations that are set forth in our Bylaws. Stockholder nominations for directors that meet these requirements are summarized by the Corporate Secretary’s office. Summaries and copies of the nominations or recommendations are then circulated to the Chairman of the Governance Committee.

The Governance Committee will consider director candidates recommended by stockholders. If a director candidate is recommended by a stockholder, the Governance Committee expects to evaluate such candidate in the same manner it evaluates director candidates it identifies. Stockholders desiring to make a recommendation to the Governance Committee should follow the procedures set forth above regarding stockholder nominations for directors.

Retention of Stockholder Communications. Any stockholder communications which are not circulated to the Chairman of the Governance Committee because they do not meet the applicable requirements or criteria described above will be retained by the Corporate Secretary’s office for at least ninety calendar days from the date on which they are received, so that these communications may be reviewed by the directors generally if such information relates to the Board as a whole, or by any individual to whom the communication was addressed, should any director elect to do so.

Distribution of Stockholder Communications. Except as otherwise required by law or upon the request of a non-employee director, the Chairman of the Governance Committee will determine when and whether a stockholder communication should be circulated among one or more members of the Board and/or Company management.

Attendance at Annual Meetings.  We encourage our board members to attend the annual meeting each year.  All board members attended last year’s annual meeting.

Independence of Directors

The Governance Committee operates pursuant to a charter, which can be viewed on our website at http://www.unipixel.com (under “Investors”). In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”). Pursuant to these rules, the Board concluded its annual review of director independence in April 2014. After considering all relevant facts and circumstances, the Board affirmatively determined that all of the directors then serving on the Board, including those nominated for election at the Annual Meeting with the exception of Jeff A. Hawthorne, who is employed by us, are independent of us under NASDAQ’s rules.

Committees of our Board

The Board has three standing committees: the Audit Committee (all Audit Committee members satisfy the independence standards of the Exchange Act and NASDAQ’s rules), the Compensation Committee, and the Governance Committee. Carl J. Yankowski (Chairman), William Wayne Patterson and Anthony J. LeVecchio are the current members of the Audit Committee. Bernard T. Marren (Chairman), Bruce I. Berkoff, and Ross A. Young are the current members of the Compensation Committee. Bruce I. Berkoff (Chairman), Ross A. Young and William Wayne Patterson are the current members of the Governance Committee. Charters have been adopted for all committees. The Board held 13 meetings during the year ended December 31, 2013. Each of our directors attended at least 75% of the aggregate Board meetings and meetings of the Board committee(s) of which he or she is a member.

Audit Committee

The Audit Committee consists of three non-employee directors, all of whom are “independent” as defined under section 5605(a)(2) of the NASDAQ Listing Rules.  In addition, the Board has determined that Carl J. Yankowski, the Chairman of our Audit Committee, qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.unipixel.com (under “Investors”). The Audit Committee met 4 times during 2013 with all members in attendance at each meeting. The role of the Audit Committee is to:

•	oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;

•	oversee management’s maintenance of internal controls and procedures for financial reporting;

•	oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

•	oversee the independent auditor’s qualifications and independence;

•	oversee the performance of the independent auditors, including the annual independent audit of our financial statements;

•	prepare the report required by the rules of the SEC to be included in our Proxy Statement; and

•	discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law, rule or regulation.

Compensation Committee

The Compensation Committee consists of three non-employee directors, all of whom are “independent” as defined in section 5605(a)(2) of the NASDAQ Listing Rules. The Compensation Committee met two times during 2013 with all members in attendance at each meeting.  The role of the Compensation Committee is to:

•	develop and recommend to the independent directors of the Board the annual compensation (base salary, bonus, stock options and other benefits) for our President/Chief Executive Officer;

•	review, approve and recommend to the independent directors of the Board the annual compensation (base salary, bonus and other benefits) for all of our executives (Vice Presidents and above);

•	review, approve and recommend to the Board the aggregate number of stock options to be granted to employees below the level of Vice President;

•	ensure that a significant portion of executive compensation is reasonably related to the long-term interest of our stockholders; and

•	prepare certain portions of our annual Proxy Statement, including an annual report on executive compensation.

A copy of the charter of the Compensation Committee is available on our website at www.unipixel.com (under “Investors”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, or the “Governance Committee”, consists of three independent directors, as that term is defined in section 5605(a)(2) of the NASDAQ Listing Rules. The Governance Committee met two times during 2013 with all members in attendance at each meeting.  The role of the Governance Committee is to:

•	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;

•	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;

•	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to us, our management, and operations;

•	to review on an annual basis and recommend to the Board one member of the Board to serve as Chair;

•	annually recommend to the Board persons to be nominated for election as directors;

•	recommend to the Board the members of all standing Committees;

•	adopt or develop for Board consideration corporate governance principles and policies; and

•	provide oversight to the strategic planning process conducted annually by our management.

A copy of the charter of the Governance Committee is available on our website at www.unipixel.com (under “Investors”).

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields.  The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in technology; research and development; finance, accounting and banking; or marketing and sales.

In evaluating nominations to the Board of Directors, the Governance Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities.  Each of the candidates nominated for election to our Board was recommended by the Governance Committee.

Compensation Committee Interlocks and Insider Participation

During 2013, Bernard T. Marren, Bruce I. Berkoff, and Ross A. Young served on the Compensation Committee. None of these individuals has ever been an officer or employee of ours.  Mr. Marren was not a member of the Compensation Committee from December 30, 2013 through April 14, 2014 while Mr. Marren was co-interim Chief Executive Officer and co-interim President.  In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

Code of Conduct

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to our principal executive officer and principal financial and accounting officer and any persons performing similar functions. In addition, the Code of Ethics applies to our employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest.

The Code of Ethics includes procedures for reporting violations of the Code of Ethics. In addition, the Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Ethics is intended to comply with the rules of the SEC and includes these required procedures. The Code of Ethics is available on our website at www.unipixel.com (under “Investors”).

Risk Oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to a Board committee or the full Board for oversight as follows:

Full Board - Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

Audit Committee - Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Governance Committee - Risks and exposures relating to corporate governance and management and director succession planning.

Compensation Committee - Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Currently, the offices of Chairman of the Board and Chief Executive Officer are separated. The Company has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer. The Board believes that the separation of the offices of the Chairman of the Board and Chief Executive Officer is in the best interests of the Company and will review this determination from time to time.

Review, Approval or Ratification of Transactions with Related Persons.

The Board of Directors reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws.  The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented.  However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party.  The Company expects that the Board would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party.  Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2013 that was submitted to the Board of Directors for approval as a “related party” transaction.

Compliance with Section 16 of the Exchange Act

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable stockholders timely filed these reports.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election

The Board currently has seven members. Our Board, upon the recommendation of the Governance Committee, has nominated eight individuals to serve as directors, including each of our seven incumbent directors.  Each nominee has agreed, if elected, to serve until the next annual meeting of stockholders or until the election and qualification of his or her successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.

If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

The following biographical information is furnished as to each nominee for election as a director:

Jeff A. Hawthorne. Biographical information for Mr. Hawthorne is set forth below under “Executive Compensation and Related Information”. We believe that Mr. Hawthorne’s business experience, in particular his experience as an executive in several other companies, qualify him to serve as a Director of Uni-Pixel, Inc.

Bernard T. Marren, 78.  Mr. Marren has served as a director since March 16, 2007 and has been Chairman of our Board of Directors since May 1, 2008.  Mr. Marren was appointed interim co-Chief Executive Officer, interim co-President, and co-Principal Executive Officer from December 30, 2013 to April 14, 2014.  From May 1998 to December 2013, Mr. Marren was the President and CEO of OPTi, Inc., a company that licenses intellectual property for logic chips. In a career that spans more than 40 years, Mr. Marren was both a founder of and the top executive with multiple companies that pioneered new semiconductor technologies. He also served as chief executive with a number of high-tech firms, and is widely regarded for his leadership in sales and marketing, engineering and operations. He has been associated in his career with Western Micro Technology, Inc., Silicon Engineering, Inc., INNO COMM Wireless, American MicroSystems, Inc., and Fairchild Semiconductor. Extending his executive leadership to the electronics industry as a whole, Mr. Marren was a founder and the first President of the Semiconductor Industry Association. He is also a past President and Chairman of the National Electronic Distributors Association and a past President of the Electronic Industry Show Corporation.  Mr. Marren is a graduate of the Illinois Institute of Technology (BSEE).

Mr. Marren’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to lead our Board.  Due to his business experience and educational background, Mr. Marren is well-versed in the review and evaluation of financial statements of publicly traded companies, which gives him the qualifications and skills to serve as a Director of Uni-Pixel, Inc.

Carl J. Yankowski, 65.  Mr. Yankowski has served as a director since March 16, 2007.  Mr. Yankowski was appointed interim co-Chief Executive Officer, interim co-President, and co-Principal Executive Officer from December 30, 2013 to April 14, 2014.  Mr. Yankowski has served as the CEO of Westerham Group since 2001. Mr. Yankowski also served as the CEO of Ambient Devices, Inc. and helped capitalize Ambient.   Mr. Yankowski was named CEO of Palm, Inc. in December 1999, three months before its initial public offering that raised in excess of $1 billion.  Immediately prior to joining Palm, Mr. Yankowski was CEO of the Reebok Brand, where he led the worldwide Reebok-brand business, a multibillion dollar enterprise that eventually merged with Adidas.  During his tenure at Reebok, Mr. Yankowski successfully reorganized the Company for growth, significantly streamlined operations, and improved profitability.  Mr. Yankowski spent over four years at Sony Electronics, Inc. as President and COO where he was responsible for the development and launch of numerous successful products in growing markets and new business categories for Sony, including DVD, CDMA, digital imaging, and VAIO personal computers.  He also oversaw the initial U.S. launch of PlayStation.  Mr. Yankowski led Sony to profitable U.S. revenue growth from $6+ Billion to over $10 Billion, and oversaw a dramatic expansion of U.S. manufacturing.  In an earlier position as Chairman of Polaroid’s Asia Pacific Region, Mr. Yankowski led growth in the business imaging market globally and established the Company’s Asia Pacific headquarters.  Mr. Yankowski has held marketing and strategic leadership positions in several other prestigious technology and consumer-products companies, including General Electric Co., Pepsi, Memorex and Procter & Gamble.  Mr. Yankowski earned simultaneous Bachelors of Science degrees in electrical engineering materials science and management from Massachusetts Institute of Technology (“MIT”).  He serves or has served on the visiting committee of the MIT Media Lab, and the Boards of Informatica, Avidyne, and many other public and private firms, plus the Boston College Carroll School of Business and the MIT Sloan School of Business.

Mr. Yankowski’s leadership roles in numerous fortune 500 companies make him a valuable member of our Board of Directors and Audit Committee.  The extensive management experience he has acquired in these roles provide him with the knowledge to deal with financial, accounting, regulatory and administrative matters.  Mr. Yankowski is well-versed in accounting principles and financial reporting rules and regulations, and is equipped to evaluate financial results and lead our Audit Committee.

Bruce I. Berkoff, 53. Mr. Berkoff has served as a director since March 16, 2007. Mr. Berkoff is the Chairman of the LCD TV Association which is a global not-for-profit marketing trade association to help “inform, promote, improve, and connect” the entire supply chain involved with the large and growing multibillion dollar LCD TV industry.  Since March 2011, Mr. Berkoff has been the CMO (Chief Marketing Officer) of CBRITE, a Santa Barbara based leader in metal oxide back plane technology for flat panel displays. He was also a Director of LG Display from 2007 until 2009.  Mr. Berkoff was the Chief Marketing Officer of Energy and Display Systems, working at Applied Materials, Inc. from October 2009 through January 2011.  Mr. Berkoff was the CMO of Ascent Solar from September 2008 to September 2009.  Mr. Berkoff was also the CEO and later Chairman of Enuclia Semiconductor, a fab-less semiconductor startup in the HDTV video processor market, and prior to that, he was the Executive Vice-President and Chief Marketing Officer of LG.Philips LCD, one of the world’s leading TFT-LCD manufacturers. Before that, Mr. Berkoff served as general manager of Philips Flat Display Systems’ software and electronics business unit in Silicon Valley. He has also held executive management positions at several technology companies, including UMAX Computer Corporation, Radius, and SuperMac Technologies.  Mr. Berkoff is well-known for his visionary keynote addresses, panel chairmanships and other roles at display and electronics industry events, including the Symposium on Information Displays (SID) Business & Investor Conferences, USDC (US Display Consortium) Conferences, DisplayForum Europe, HDTV Forum, Asia SID (ASID), EuroDisplays (ESID), the U.S. Flat Panel Display (US FPD) Conference, the Flat Information Display (FID) Conference and the Consumer Electronics Show (CES) in Las Vegas.  Mr. Berkoff holds undergraduate and graduate degrees in physics and biophysics from Princeton and the University of California, Berkeley, respectively, and also has display-related patents both granted and pending in the U.S. and China.

Mr. Berkoff’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our board of directors and other board committees.  With his business experience and educational background, Mr. Berkoff is well-versed in new technologies to help lead our company and is well-versed in the review and evaluation of financial statements of publicly traded companies.  He provides valuable insight to our board of directors and other board committees.

Ross A. Young, 49. Mr. Young has served as a director since May 20, 2008. Mr. Young founded DisplaySearch, the leading provider of market intelligence on displays and related technology, in 1996, sold it to The NPD Group in 2005 and is credited with building the firm to what it is today. After leaving DisplaySearch in 2008, he served as VP at Samsung LCD before joining IMS Research in late 2009 as SVP of displays, LEDs and lighting. He left this position in January 2012 and currently provides his services as an independent consultant.   Mr. Young has made multiple appearances on television, including NBC’s  The Today Show, as a display industry expert, and has been an invited speaker at over 30 different conferences worldwide. Mr. Young was appointed to the Board of Directors of semiconductor start-up Akhan Technologies in 2010 and the Advisory Board of Illumitex, an LED start-up, in 2009. Mr. Young received The NPD Group’s prestigious John Byington Award for outstanding creativity and innovation in November 2006, was appointed to the Board of Directors at Westar Display Technologies in February 2005 and was named to the VLSI Research Executive All-Star Team in 1994. Prior to founding DisplaySearch in 1996, he served in senior marketing positions at OWL Displays, Brooks Automation, Fusion Semiconductor and GCA in the driver IC, flat panel automation, etch and strip and lithography markets. He is also a published author, having written a book on U.S. - Japanese competition titled Silicon Sumo: U.S.-Japan Competition and Industrial Policy in the Semiconductor Equipment Industry. Mr. Young holds a Bachelor Degree in economics from the University of California at San Diego.

Mr. Young’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our board of directors and other board committees.  With his business experience and educational background, Mr. Young is well-versed in new technologies to help lead our company and is well-versed in the review and evaluation of financial statements of publicly traded companies.  He provides valuable insight to our board of directors and other board committees.

William Wayne Patterson, 70. Mr. Patterson has served as a director since May 9, 2011. Since August 2012, Mr. Patterson has been a co-founder and a partner in Dos Rios Partners, a Private Equity Fund, and is an experienced entrepreneurial manager who has demonstrated success in building businesses through innovative growth and cost containment strategies. From March 1970 to September 1991, Mr. Patterson was employed by Keystone International, Inc., where he served as CFO and then as COO. During his time with Keystone, it grew from $15 million in revenues to more than $1 billion. Keystone was sold in 1996 to Tyco International for $1.7 billion. Mr. Patterson was also a co-founder and CEO of Texas Micro (a NASDAQ-traded company) and of Briskheat Corporation. Since the sale of Keystone in 1991, Mr. Patterson has been doing private consulting and financing work. Mr. Patterson has participated in more than 20 private equity transactions and has served as interim CEO of Integrated Graphics/Earthcolor and of Vector Global Services. From January 2005 until their sale in 2012 and 2011, respectively, Mr. Patterson served as the non-executive chairman of Ashbrook Simon-Hartley and of Controlled Recover. Mr. Patterson graduated with honors from the University of Texas in Austin and has a Law Degree from the University of Texas Law School. Mr. Patterson is also a CPA.

Mr. Patterson’s leadership roles in numerous companies make him a valuable member of our board of directors and audit committee.  The extensive management experience he has acquired in these roles provide him with the knowledge to deal with financial, accounting, regulatory and administrative matters.  Mr. Patterson is well-versed in accounting principles and financial reporting rules and regulations, and is equipped to evaluate financial results and participate in our audit committee.

Anthony J. LeVecchio, 67.  Mr. LeVecchio has served as a director since May 9, 2011. Mr. LeVecchio has been the president and owner of The James Group, a general business consulting firm that has advised clients across a range of industries, since 1988. Prior to forming The James Group, Mr. LeVecchio was the senior vice president and chief financial officer for VHA Southwest, Inc., a regional healthcare system. Mr. LeVecchio currently serves as director, advisor and executive of private and public companies in a variety of industries.  Mr. LeVecchio also currently serves on the Board of Directors of ViewPoint Financial Group, a community bank based in Plano, Texas that is listed on The NASDAQ Global Select Market and as chairman of its Audit Committee. Mr. LeVecchio holds a Bachelor of Economics and an M.B.A. in Finance from Rollins College.

Mr. LeVecchio’s leadership roles in numerous companies make him a valuable member of our board of directors and audit committee.  The extensive management experience he has acquired in these roles provide him with the knowledge to deal with financial, accounting, regulatory and administrative matters.  Mr. LeVecchio is well-versed in accounting principles and financial reporting rules and regulations, and is equipped to evaluate financial results and participate in our audit committee.

Malcolm J. Thompson, 69.  Dr. Thompson is being nominated to become a director effective at this Annual Meeting. In March 2013, Dr. Thompson was appointed CEO of the Nano-Bio Manufacturing Consortium, which is funded by the Air Force to develop real time next generation human performance monitoring using flexible electronics to monitor stress, fatigue and cognitive ability.   Since January 2002, Dr. Thompson has been President of MJT Associates, which provides High-Tech Business and Technology Consulting. Dr. Thompson has over 25 years of experience in the display industry and is a recognized worldwide authority. Dr. Thompson was Chairman and CEO of RPO from December 2006 to March 2011.  RPO was a multinational company that developed a revolutionary new touch technology for LCD displays.  Dr. Thompson was board member and eventually succeeded Floyd Kvamme as Chairman of the board of Photon Dynamics from 1993 to 2008.  Dr. Thompson was also a board member of Cambridge Display Technology from 2005 to 2007.  Dr. Thompson was interim and part time CEO of Vitex from April 2003 to December 2005 and President and CEO of Novalux from March 2009 to December 2001.  Dr. Thompson held various positions, rising to be Chief Technologist at the Xerox Palo Alto Research Center (PARC) from 1982-1995, where he was responsible for the advanced development and commercialization of revolutionary new imaging systems. His group produced the first desktop high resolution TFT LCD.  That technology was used to develop one of the first digital X-ray systems.  He spun this activity out of PARC and was the founder, President and CEO of dpiX from January 1995 to March 1999.  Dr. Thompson was the founder and Chairman of the board of USDC, now FlexTech Alliance and has been a Board Member from 1993 to the present. Dr. Thompson has served on Audit, Nominating and Compensation Committees for various public and private companies.  Dr. Thompson has been given many prestigious awards and was appointed a Technology Pioneer at the World Economic Forum in 2000 and 2001. Dr. Thompson led a US/Japan Trade and Partners delegation on flat panel displays in his capacity as Chairman of the board of USDC Dr. Thompson has a BSc and PhD from Brighton University in the UK.

Dr. Thompson’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our board of directors and other board committees.  With his business experience and educational background, Dr. Thompson is well-versed in new technologies to help lead our company and is well-versed in the review and evaluation of financial statements of publicly traded companies.  He provides valuable insight to our board of directors and other board committees.

Director Compensation for 2013

The following Director Compensation Table sets forth information concerning compensation for services rendered by our independent directors for the year ended December 31, 2013.  The amounts represented in the “Option Awards” column reflects the stock compensation expense recorded by the Company and does not necessarily equate to the income that will ultimately be realized by the director for such awards.   The table does not include Mr. Marren, Mr. Yankowski and Mr. Killion whose compensation is described in the Summary Compensation Table below.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Bruce I. Berkoff	$--	$88,428	$59,762	--	--	--	$148,190
Ross A. Young	--	88,428	59,762	--	--	--	148,190
William Wayne Patterson	--	88,428	30,842	--	--	--	119,270
Anthony J. LeVecchio	--	88,428	30,842	--	--	--	119,270

(1)
Amounts reflect restricted stock awards granted for the year ended December 31, 2013. The amounts represent the aggregate grant date fair value of the awards granted to each named director computed in accordance with stock-based accounting rules (FASB ASC Topic 718).  The restricted stock awards granted on January 15, 2013 vested on August 16, 2013.  The restricted stock awards granted on April 26, 2013 vest 1/3rd on March 1, 2014, 1/3rd on March 1, 2015 and 1/3rd on March 1, 2016.

(2)	At December 31, 2013, Mr. Berkoff, Mr. Young, Mr. Patterson and Mr. LeVecchio held stock awards to acquire 5,400, 5,400, 5,400 and 5,400 shares of common stock, respectively.

(3)	At December 31, 2013, Mr. Berkoff, Mr. Young, Mr. Patterson and Mr. LeVecchio held options to acquire 25,334, 37,334, 26,667 and 18,667 shares of common stock, respectively.

(4)
All of our directors use their personal credit cards for approved business expenses.  The directors’ personal credit cards may accrue airline miles, hotel points, and/or various other types of rewards (collectively, “Credit Card Bonuses”).  The Credit Card Bonuses belong to the individual directors.  No director accrued Credit Card Bonuses having a value of more than $10,000.

On January 15, 2013, each of Mr. Berkoff, Mr. Young, Mr. Patterson and Mr. LeVecchio were awarded 2,000 shares of common stock pursuant to our 2011 Stock Incentive Plan, at a price of $16.35 per share, which was the closing price of the Company’s common stock on the date of grant.  These shares vested on August 16, 2013.

On April 26, 2013, each of Mr. Berkoff, Mr. Young, Mr. Patterson and Mr. LeVecchio were awarded 5,400 shares of common stock pursuant to our 2011 Stock Incentive Plan, at a price of $38.70 per share, which was the closing price of the Company’s common stock on the date of grant.  These shares vest 1/3rd on March 1, 2014, 1/3rd on March 1, 2015 and 1/3rd on March 1, 2016.

Director Compensation Program

Uni-Pixel’s director compensation program consists of equity-based compensation. The equity component of Uni-Pixel’s director compensation program is designed to build an ownership stake in the Company while conveying an incentive to directors relative to the returns recognized by our stockholders.

Company non-employee directors currently do not receive an annual stipend. All directors are reimbursed for ordinary and reasonable expenses incurred in exercising their responsibilities in accordance with the Company’s travel and entertainment expense reimbursement policy.

Under provisions adopted by the Board of Directors, each non-employee director receives an option to purchase 6,667 shares of our common stock issued upon his first election to the Board.  These options vest monthly over three years. Stock options granted under the plan are priced at the closing market price of the Company’s stock on the day of grant.  Further grants of stock options and/or restricted stock are issued at the discretion of the Board to non-employee directors for continuing service to the Company.

The non-employee directors are not eligible to participate in the Company’s benefits plans, including the 401(k) plan.

The Company’s certificate of incorporation requires the Company to indemnify both the directors and officers of the Company to the fullest extent permitted by Delaware state law.

Continuing Education of Directors

We are committed to supporting the continuing education of our directors on relevant matters.  The Governance Committee of the Board will decide on a case-by-case basis the appropriate level and frequency of support to provide.

Vote and Recommendation

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote on the nominees will be required to approve each nominee. This means that the eight nominees with the most votes for election will be elected.

Our Board recommends a vote “FOR” each of the nominees.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Officers

Jeff A. Hawthorne, 56, Chief Executive Officer, President, Principal Executive Officer and Director.  On April 14, 2014, Jeff Hawthorne was appointed our Chief Executive Officer, President and a director.  From January 2009 to April 2014, Mr. Hawthorne has been a business advisor to various companies.   From March 2012 to February 2013, Mr. Hawthorne served as senior vice president and general manager of the MOCVD business unit at Veeco, where he was responsible for revenue of $300 million and 350 employees.  From November 1991 to October 2008, Mr. Hawthorne had risen through the ranks at Photon Dynamics, from inspection system applications engineer to VP of development and president of its image processing division, then eventually president and CEO of the company before it was acquired by Orbotech for $290 million. The company was the leading supplier of test, repair and inspection equipment for the flat panel display industry, with 350 employees and operations in Japan, Korea, Taiwan and China. As president and CEO, he oversaw multiple new product introductions, which drove the company’s market share to 80%, and grew annual revenues from $70 million to $180 million. Earlier in his career, Mr. Hawthorne held various technical and management roles at companies in flat panel display engineering consulting and the development of custom thin film deposition equipment used for semiconductor, solar and wear coating applications. Since October 2012, Mr. Hawthorne currently serves as a director on the board of directors at Iteru Systems, a developer of a unique enterprise data management platform. Since October 2008, Mr. Hawthorne is also a member of the visiting committee for the Dean of the Engineering School at the University of Rochester, as well as a member of the selection panel at the University of Rochester Technology Development Fund.  Mr. Hawthorne holds a Master of Science in Optical Engineering from the University of Rochester, Institute of Optics and a Bachelor of Science, Cum Laude, in Engineering Physics from the University of Colorado, Boulder. Mr. Hawthorne also attended the Stanford Executive Program at Stanford University’s Graduate School of Business. Mr. Hawthorne is also an inventor on seven patents in automated machine vision technology for inspection and testing of flat panel displays. Mr. Hawthorne’s business experience, in particular his experience as an executive in several other companies, qualify him to serve as a Director of Uni-Pixel, Inc.

Robert A. Rusenko, 48, Chief Operating Officer. On April 29, 2013, Robert Rusenko became our Vice President of Operations and on April 14, 2014, the Board formally designated Mr. Rusenko as our Chief Operating Officer and Secretary. From November 2008 to April 2013, Mr. Rusenko served as vice president and general manager of Alpharetta printed products at Scientific Games, a global leader in gaming solutions for lottery and gaming organizations. At Scientific Games, Mr. Rusenko was responsible for a high-throughput, roll-to-roll manufacturing facility, which is the largest in the world for printed lottery products and more than double the capacity of any other facility. Mr. Rusenko joined Scientific Games as the Vice President of Quality and Operational Excellence reporting to the COO in September 2007 and remained in that role until November 2008.  From May 2006 to September 2007, Mr. Rusenko served as an operations business leader at DuPont Performance Materials, a $6 billion platform focused on engineering, packaging and industrial polymers. As the operations business leader of DuPont’s $1.8 billion Nylon and PBT segment of the engineering polymers business, Mr. Rusenko was responsible for developing and leading its global supply chain strategy. From June 2001 to December 2005, Mr. Rusenko served as vice president of operations at Saint Gobain-CertainTeed Corporation, a North American manufacturer of building materials, where Mr. Rusenko was responsible for five manufacturing sites, three distribution centers, 1,300 employees, and an operational budget of $420 million.   From January 2000 to June 2001, Mr. Ruesnko served as director of worldwide manufacturing at W. R. Grace, a global specialty chemicals and materials company, where he was responsible for manufacturing, logistics and Six Sigma. Mr. Rusenko also previously held several management positions of increasing responsibility at GE Plastics, a $7 billion division of GE, where he received the coveted Six Sigma Gold Award for driving operational improvements. Before GE, Mr. Rusenko held several management positions of increasing responsibility at AlliedSignal, a global corporation with operations in the automotive, aerospace and specialty chemicals markets. At AlliedSignal, Mr. Rusenko transitioned chemical and pharmaceutical products from laboratory to commercial production, and earned an award for outstanding achievement from Larry Bossidy, the highly regarded CEO.  Mr. Ruesnko earned his B.S. in chemical engineering from Widener University. Mr. Rusenko has completed Masters level courses in chemical engineering and business administration from the University of Virginia/New Jersey Institute of Technology and Villanova University, respectively. Mr. Rusenko also holds a GE Master Black Belt certification.

Robert J. Petcavich, 60, Senior Vice President and General Manager. Dr. Petcavich has been the Senior Vice President and General Manager of Uni-Pixel since he joined us in January 2008.  Dr. Petcavich was also the co-founder of Health Beacons Inc. in Kirkland, Washington, a company that develops leading edge implantable RFID technology for the medical surgical cancer field. Dr. Petcavich was Senior Vice President and Chief Technology Officer of Lumera Corporation (NASDAQ:LMRA) in Bothell, Washington, a publicly traded nanotechnology polymer platform bioscience and molecular photonics technology company. Dr. Petcavich has been the Chairman, CEO and CTO of several advanced materials and medical informatics technology companies. Dr. Petcavich was Vice President of Deposition Technologies Inc. from 1982 to 1988, an advanced materials company involved in electro optic and aerospace thin film materials development and manufacturing which was subsequently acquired by Brunswick Defense (NYSE:BC) and Material Sciences Corporation (NYSE:MSC) in 1986. From August 1988 until September 1995, Dr. Petcavich was President and CEO of Alphascribe Express Inc., an electronic medical records service enterprise, which was subsequently sold to Rodeer Systems.  Dr. Petcavich was also founder, Chairman and CTO of Planet Polymer Technologies Inc. (Nasdaq:POLY now PLNT) from 1992 until 2002, an advanced materials intellectual property development company which merged with Allergy Free Inc. of Houston, Texas.  Dr. Petcavich was also founder, CEO and Chairman from 1996 until 2001 of Alife Medical Inc., a natural language processing software services provider for the medical billing industry.  Alife Medical Inc. was one of the fasting growing companies in the United States in 2010 according to Red Herring, and was acquired by Ingenix, Inc.  Dr. Petcavich was also founder and board member of Molecular Reflections Inc., a MEMS based biotech design and discovery platform company, as well as Polytronix Inc., a custom LCD manufacturer of Richardson, Texas. Dr Petcavich has a Ph.D. degree in Polymer Science, a Master of Science Degree in solid state science, and a B.S. degree in chemistry from Pennsylvania State University, and he completed the PMD executive management degree program at Harvard.  Dr. Petcavich holds 28 issued United States patents in fields such as electro optic LCD displays, biotechnology MEMS devices, time released animal neutraceuticals, fruit shelf life extension technology, and handheld wireless devices. Dr. Petcavich is also on the Board of Directors of the College of Science at Pennsylvania State University and the Harvard Business School Alumni Club in the Houston area.

Daniel K. Van Ostrand, 55, Senior Vice President Research & Development. Mr. Van Ostrand is one of our founders and has served in a Senior Executive position since our inception in February of 1998.  Mr. Van Ostrand has many years of experience in corporate operations, project management, systems engineering and systems design.   Since 2004, he has been leading our corporate R&D activities, including microstructure mastering and intellectual property development.  In 2009 he also took over responsibility for all of our engineering activities.  As co-owner from 1984 through 1992 of a closely-held company that designed ruggedized VME-based tactical computer systems for the United States Army, he was exposed to and became interested in the design, development and engineering principles of flat panel display technology.  Mr. Van Ostrand was a Systems Engineer from 1980 until 1992 for Informatics General, Magnavox, Teledyne and the Jet Propulsion Laboratory.  He has a BA with a double major in math and computer science from Mid-America Nazarene University.

Jeffrey W. Tomz, 43, Chief Financial Officer and Corporate Secretary. On March 14, 2010, Jeffrey W. Tomz became our principal financial officer and on July 1, 2010, the board of directors formally designated Mr. Tomz as our Chief Financial Officer and Secretary. Since June 2005, Mr. Tomz has been our VP of Finance. From August 2001 to April 2005, Mr. Tomz was the Chief Financial Officer of Isolagen, Inc. (AMEX:ILE) and was instrumental in raising over $190 million in equity and debt for Isolagen. From October 1999 to August 2001, Mr. Tomz was a Principal at Benchmark Equity Group, Inc. Mr. Tomz has served on the board of directors of various companies, including InfoHighway Communication Corp., a private communication company from September 1998 to September 2000. Prior to joining Benchmark in the fall of 1997, Mr. Tomz began his career with Arthur Andersen Worldwide. Mr. Tomz is licensed as a Certified Public Accountant in Texas and received his MPA from The University of Texas at Austin.

Summary Compensation Table for 2013, 2012 and 2011

The table below summarizes the total compensation paid to or earned by our co-principal executive officers, our former chief executive officer, our former chief operating officer, our principal financial officer and the three most highly compensated executive officers other than the principal executive officers and principal financial officer who were serving as executive officers at the end of the last completed fiscal year.  Collectively, we refer to these officers as the “named executive officers” (NEO).  The amounts represented in the “Option Awards” column reflect the stock compensation expense recorded by the Company pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and does not necessarily equate to the income that will ultimately be realized by the NEOs for such awards.

Name and Principal Position	Year	Salary (1)		Bonus (2)		Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (5)		Total

Bernard T. Marren Interim co-Chief Executive Officer, Interim co-President (Principal Executive Officer) & Chairman	2013 2012 2011	$	— — —	$	— — —	$88,428 28,520 —	$99,072 125,394 214,016	— — —	— — —	$	— — —	$187,550 153,914 214,016

Carl J. Yankowski Interim co-Chief Executive Officer, Interim co-President (Principal Executive Officer) & Director	2013 2012 2011		— — —		— — —	88,248 28,520 —	1,755 21,058 21,058	— — —	— — —		— — —	90,183 49,578 21,058

Reed J. Killion Former Chief Executive Officer, President (Principal Executive Officer) & Director	2013 2012 2011		250,000 250,000 250,000		— 5,000 1,000	409,440 — —	344,120 419,241 725,580	— — —	— — —		143,000 12,000 12,000	1,146,560 686,241 988,580

Seong S. Shin (6) Former Chief Operating Officer	2013 2012 2011	180,000 180,000 57,591	— 5,000 1,000	— — —	114,391 101,772 33,503	— — —	— — —	— — —	294,391 286,772 92,094

Robert J. Petcavich Senior Vice President & General Manager	2013 2012 2011	195,000 195,000 195,000	— 5,000 1,000	283,860 28,520 —	280,272 385,560 633,703	— — —	— — —	— — —	759,132 614,080 829,703

Daniel K. Van Ostrand Senior Vice President Research & Development	2013 2012 2011	180,000 180,000 180,000	— 5,000 1,000	263,220 — —	224,118 255,368 453,167	— — —	— — —	— — —	667,338 440,368 624,167

Jeffrey W. Tomz Chief Financial Officer & Secretary	2013 2012 2011	180,000 180,000 180,000	— 5,000 1,000	237,420 28,520 —	231,683 291,796 480,856	— — —	— — —	12,000 12,000 12,000	661,103 517,316 673,856
——–––––––––—
(1)
Effective December 30, 2013, Mr. Marren and Mr. Yankowski were appointed interim co-Chief Executive Officer and interim co-Presidents.  Reed J. Killion resigned as Chief Executive Officer on December 30, 2013.  Seong S. Shin resigned as Chief Operating Officer on December 31, 2013.

(2)
Amounts reflect the aggregate annual cash bonus earned by each of our NEOs for fiscal years 2013 and 2012.  There was a $5,000 cash bonus paid to each of the NEOs in fiscal year 2012. There was a $1,000 cash bonus paid to each of the named executive officers in fiscal year 2011.

(3)
Amounts reflect restricted stock awards granted for the years ended December 31, 2013 and 2012. The amounts represent the aggregate grant date fair value of the awards granted to each named NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718).  The restricted stock awards granted on January 15, 2013 vested on August 16, 2013.  The restricted stock awards granted on April 26, 2013 vest 1/3rd on March 1, 2014, 1/3rd on March 1, 2015 and 1/3rd on March 1, 2016.  The restricted stock awards granted on November 27, 2012 vested immediately on the day of grant.

(4)
For the years ended December 31, 2013 and 2012, the amounts reflect the compensation cost recognized in 2013 and 2012, respectively, for stock options in accordance with FASB ASC Topic 718, which reflects the fair value of all stock-based compensation in earnings based on the related vesting schedule.  For additional information relating to the assumptions made by us in connection with the valuation of these awards for 2013, refer to Note 6 of our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.  For additional information relating to the assumptions made by us in connection with the valuation of these awards for 2012, refer to Note 6 of our audited financial statements included in the Annual Report to Stockholders that accompanies this Proxy Statement.

(5)
Excludes perquisites and other personal benefits unless such compensation was greater than $10,000.  For Mr. Killion and Mr. Tomz, amounts include a car allowance of $12,000 per year.  For the year ended December 31, 2013, All Other Compensation includes an employee separation and release expense consisting of six months salary in the amount of $125,000 and six months car allowance of $6,000, both payable in 2014 to Reed Killion, our former Chief Executive Officer.  All of our NEOs use their personal credit cards for approved business expenses.  The NEOs’ personal credit cards may accrue airline miles, hotel points, and/or various other types of rewards (collectively, “Credit Card Bonuses”).  The Credit Card Bonuses belong to the NEOs.  Neither Reed Killion nor Jeffrey Tomz accrued Credit Card Bonuses having a value that was greater than $25,000 or 10% of the total amount of perquisites and personal benefits attributed to that NEO.  None of the remaining NEOs accrued Credit Card Bonuses having a value of more than $10,000.

Outstanding Equity Awards

The following table provides information on all stock option awards held by our NEOs as of December 31, 2013. All outstanding equity awards are in shares of our common stock.

	Outstanding Equity Awards at December 31, 2013
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Bernard T. Marren	6,667		--		$7.50	3/16/2017	5,400	(b)	$54,054	(d)	--	$--
	20,000		--		7.50	1/28/2020	--		--		--	--
	56,250		18,750	(a)	6.93	1/21/2021	--		--		--	--

Carl J. Yankowski	54,667		--		7.50	5/23/2016	--		--		--	--
	6,667	(e)	--		7.50	3/16/2017	5,400	(b)	54,054	(d)	--	--
	14,667		--		7.50	1/28/2020	--		--		--	--

Reed J. Killion	30,000		--		7.50	3/15/2015	9,000	(c)	90,090	(d)	--	--
	54,000		--		7.50	12/30/2015	--		--		--	--
	13,500		--		7.50	12/30/2015	--		--		--	--
	1,667		--		7.50	3/28/2014	--		--		--	--
	66,667		--		7.50	12/30/2018	--		--		--	--
	137,500		62,500	(a)	6.93	12/30/2018	--		--		--	--
	4,000		--		7.13	3/28/2014	--		--		--	--

Seong S. Shin	25,000		--		6.00	12/31/2015	--		--		--	--
	4,000		--		7.13	3/31/2014	--		--		--	--

Robert J. Petcavich	33,334		--		7.50	1/7/2018	18,000	(b)	180,180	(d)	--	--
	1,667		--		7.50	1/30/2019	--		--		--	--
	80,000		--		7.50	1/28/2020	--		--		--	--
	107,500		52,500	(a)	6.93	1/21/2021	--		--		--	--

Daniel K. Van Ostrand	1,667		--		7.50	1/30/2019	16,000	(b)	160,160	(d)	--	--
	33,334		--		7.50	1/28/2020	--		--		--	--
	80,000		40,000	(a)	6.93	1/21/2021	--		--		--	--
	4,000		--		7.13	11/27/2022	--		--		--	--

Jeffrey W. Tomz	3,669		--		7.50	1/28/2020	13,500	(b)	135,135	(d)	--	--
	33,334		--		7.50	5/19/2020	--		--		--	--
	80,000		40,000	(a)	6.93	1/21/2021	--		--		--	--

(a)           vested 100% on 1/21/2014.
(b)           vests 1/3rd on 3/1/2014; 1/3rd on 3/1/2015; and 1/3rd on 3/1/2016.
(c)           vested 100% on 3/1/2014.
(d)           valued at $10.01 per share which was the closing price of our common stock on December 31, 2013.

Grants of Plan-Based Awards

Name	Grant date		All other stock awards: Number of shares of stock or units	Grant date fair value of stock and option awards
Bernard T. Marren	1/15/2013		2,000	$32,700
	4/26/2013		5,400	208,980

Carl J. Yankowski	1/15/2013		2,000	32,700
	4/26/2013		5,400	208,980

Reed J. Killion	1/15/2013		8,000	130,800
	4/26/2013	(a)	27,000	1,044,900
	4/26/2013	(b)	27,000	1,044,900

Seong S. Shin	--		--	--

Robert J. Petcavich	1/15/2013		6,000	98,100
	4/26/2013	(a)	18,000	696,600
	4/26/2013		18,000	696,000

Daniel K. Van Ostrand	1/15/2013		6,000	98,100
	4/26/2013	(a)	16,000	619,200
	4/26/2013		16,000	619,200

Jeffrey W. Tomz	1/15/2013		6,000	98,100
	4/26/2013	(a)	13,500	522,450
	4/26/2013		13,500	522,450

(a)	Restricted stock award forfeited on December 31, 2013

(b)	18,000 shares of the 27,000 shares included in a restricted stock award were forfeited on December 30, 2013

Option Exercises and Stock Vested

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Bernard T. Marren	$--	$--	$2,000	$32,680

Carl J. Yankowski	12,000	149,031	2,000	32,680

Reed J. Killion	50,000	769,507	8,000	130,720

Seong S. Shin	25,000	408,161	--	--

Robert J. Petcavich	50,000	769,843	6,000	98,040

Daniel K. Van Ostrand	40,000	616,792	6,000	98,040

Jeffrey W. Tomz	76,000	1,063,367	6,000	98,040

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

During the year ended December 31, 2013, the Company did not have any employment agreements outstanding.

Compensation Discussion and Analysis

Overview
The Compensation Committee of the Board of Directors administers our executive compensation and benefit programs. The Compensation Committee is comprised exclusively of independent directors and oversees all compensation and benefit programs and actions that affect our executive officers.

Compensation Philosophy

We are committed to developing and commercializing innovative products.  We are engaged in a competitive industry, and to accomplish this objective, we design our compensation programs to attract, motivate and retain qualified executives dedicated to working towards our short and long-term corporate goals.  People are one of our key assets, and we seek to hire employees and executives who share our corporate vision and values and have the skills and motivation to execute on our corporate strategy.  In our dynamic work environment, we foster the following corporate values:

•	leadership;

•	innovation and creativity;

•	diversity;

•	teamwork;

•	accountability; and

•	high ethical standards.

Our compensation structure is particularly focused upon rewarding our executives for achieving our corporate objectives, and for strong and dedicated performance in the interests of our stockholders.

Our total compensation package seeks to align an executive’s performance with our stockholders’ interests, measured over the short and the long-term. Accordingly, the Compensation Committee aims to balance a fixed cash base salary with variable cash and equity incentives to motivate each executive to reach his individual objectives as well as our overall corporate objectives.

Objectives of Our Compensation Program

The primary objective of our compensation programs for our executive officers is to attract and retain qualified executives and employees of outstanding ability and potential.  The other objectives of our compensation program include the following:

•	Motivate executives and employees to work towards completing our overall corporate goals and milestones and their individual employee objectives over the short and long-term;

•	Align our executives’ and employees’ performance with our stockholders’ interests; and

•	Compete effectively with the compensation programs of comparable companies to allow us to compete with our peers for valuable human resources.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance measured over a short and long-term basis. We seek to align our executives’ performance with the interests of our stockholders. Base salaries, annual cash incentives and the vesting of our equity grants and retirement plans encourage executive retention and provide a balance between short and long-term elements of compensation.

We generally set corporate objectives at the beginning of the fiscal year, against which the performance of our executives is evaluated for determining adjustments in compensation for the subsequent fiscal year. Our corporate objectives typically include the progress of sales growth, advancement of research and development programs, management of costs and expenses and attainment of necessary capital resources.

Compensation Process; Role of Management

The Compensation Committee is responsible for determining and approving all compensation for our executive officers. Pursuant to its charter, the Compensation Committee recommends to the full Board the salary, bonus, option grants and other aspects of the compensation of our President and Chief Executive Officer, approves the salary and bonus levels for other executive officers, approves stock option grants to other executive officers and approves all employment, severance and change-in-control agreements applicable to other executive officers. Our Chief Executive Officer assists the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers, and typically recommends specific compensation packages for our executive officers based upon his assessment and evaluation of their performance for the prior year.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer assesses each executive officer’s performance for the prior fiscal year based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary, target bonus, and equity awards, if appropriate, as part of the compensation packages for each executive officer, other than himself, for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines all compensation for the Chief Executive Officer, subject to the final approval of the full Board. The Chief Executive Officer was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board

Bernard T. Marren, Chairman
Bruce I. Berkoff
Ross A. Young

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about beneficial ownership of our common stock by:

•	each of our directors;

•	each of our current NEOs as well as any additional individuals identified as NEOs in the section of this report titled “Executive Compensation”;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of May 31, 2014 through the exercise of any option, warrant, conversion privilege or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options and warrants that are exercisable within 60 days of May 31, 2014 are considered to be outstanding. These shares, however, are not considered outstanding as of May 31, 2014 when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table and subject to state community property laws where applicable, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 12,349,047 shares of common stock outstanding as of May 31, 2014.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Class
Directors and Officers:
Jeffrey A. Hawthorne	150,000	(2)	1.2%
Robert A. Rusenko	66,667	(3)	0.5%
Robert J. Petcavich	319,001	(4)	2.5%
Daniel K. Van Ostrand	233,168	(5)	1.9%
Jeffrey W. Tomz	174,617	(6)	1.4%
Reed J. Killion	421,234	(7)	3.3%
Seong S. Shin	25,000	(8)	0.2%
Bernard T. Marren	209,446	(9)	1.7%

Carl J. Yankowski	92,801	(10)	0.7%
Bruce I. Berkoff	42,134	(11)	0.3%
Ross A. Young	50,134	(12)	0.4%
William Wayne Patterson	40,078	(13)	0.3%
Anthony J. LeVecchio	33,578	(14)	0.3%
Malcom J. Thompson	-		-
All Directors and Executive Officers as a Group (14 persons)	1,857,858		14.8%
5% Stockholders:
Destrier Capital Management LLC 489 5th Avenue, 29th Floor New York, NY 10017	743,108	(13)	6.0%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by the possession of voting power and/or investment power with respect to securities. Unless otherwise noted, each individual named above has sole voting and dispositive power with respect to the shares of common stock owned.

(2)	Includes 150,000 shares of restricted stock that vest 1/3rd on April 14, 2015; 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017. The restricted stock may not be sold or transferred until vested.

(3)
Includes 50,000 shares of restricted stock that vest 1/3rd on April 14, 2015; 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017. The restricted stock may not be sold or transferred until vested.   Includes options to purchase 16,667 shares of common stock exercisable within 60 days from May 31, 2014.

(4)
Includes 12,000 shares of restricted stock that vest 50% on May 1, 2015 and 50% on May 1, 2016.  The restricted stock may not be sold or transferred until vested.  Includes options to purchase 275,001 shares of common stock exercisable within 60 days from May 31, 2014.

(5)
Includes 10,666 shares of restricted stock that vest 50% on May 1, 2015 and 50% on May 1, 2016.  The restricted stock may not be sold or transferred until vested.  Includes options to purchase 159,001 shares of common stock exercisable within 60 days from May 31, 2014.

(6)
Includes 9,000 shares of restricted stock that vest 50% on May 1, 2015 and 50% on May 1, 2016.  The restricted stock may not be sold or transferred until vested.  Includes options to purchase 157,003 shares of common stock exercisable within 60 days from May 31, 2014.

(7)	Includes options to purchase 364,167 shares of common stock exercisable within 60 days from May 31, 2014.

(8)	Includes options to purchase 25,000 shares of common stock exercisable within 60 days from May 31, 2014.

(9)
Includes 3,600 shares of restricted stock that vest 50% on May 1, 2015 and 50% on May 1, 2016. Includes 5,400 shares of restricted stock that vest 1/3rd on April 14, 2015; 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017.  The restricted stock may not be sold or transferred until vested.  Includes options to purchase 101,667 shares of common stock exercisable within 60 days from May 31, 2014.

(10)
Includes 3,600 shares of restricted stock that vest 50% on May 1, 2015 and 50% on May 1, 2016. Includes 5,400 shares of restricted stock that vest 1/3rd on April 14, 2015; 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017.  The restricted stock may not be sold or transferred until vested.  Includes options to purchase 76,001 shares of common stock exercisable within 60 days from May 31, 2014.

(11)
Includes 3,600 shares of restricted stock that vest 50% on May 1, 2015 and 50% on May 1, 2016. Includes 5,400 shares of restricted stock that vest 1/3rd on April 14, 2015; 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017.  The restricted stock may not be sold or transferred until vested.  Includes options to purchase 25,334 shares of common stock exercisable within 60 days from May 31, 2014.

(12)
Includes 3,600 shares of restricted stock that vest 50% on May 1, 2015 and 50% on May 1, 2016. Includes 5,400 shares of restricted stock that vest 1/3rd on April 14, 2015; 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017.  The restricted stock may not be sold or transferred until vested.  Includes options to purchase 37,334 shares of common stock exercisable within 60 days from May 31, 2014.

(13)
Includes 3,600 shares of restricted stock that vest 50% on May 1, 2015 and 50% on May 1, 2016. Includes 5,400 shares of restricted stock that vest 1/3rd on April 14, 2015; 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017.  The restricted stock may not be sold or transferred until vested.  Includes options to purchase 22,778 shares of common stock exercisable within 60 days from May 31, 2014.

(14)
Includes 3,600 shares of restricted stock that vest 50% on May 1, 2015 and 50% on May 1, 2016. Includes 5,400 shares of restricted stock that vest 1/3rd on April 14, 2015; 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017.  The restricted stock may not be sold or transferred until vested.  Includes options to purchase 14,778 shares of common stock exercisable within 60 days from May 31, 2014.

PROPOSAL 2 – APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

In recent years, good corporate governance commentators and advisors have advocated and, increasingly, governmental regulatory authorities, including the SEC, are mandating that public companies, such as Uni-Pixel, Inc., initiate procedures to ensure that our stockholders have input on our compensation programs for our NEOs.  In summary, our policies and programs for compensating our NEOs are designed to attract, retain motivate, and reward top quality personnel capable of driving our success. Pay that reflects performance and alignment of that pay with the interests of long-term stockholders are key principles that underlie the design of our compensation programs for our NEOs.

Our Board values and encourages constructive dialogue on executive compensation and other important governance topics with our stockholders, to whom it is ultimately accountable. We urge you to read this Proxy Statement for additional details on the Company’s executive compensation, including our Compensation Discussion and Analysis.

Our Say-on-Pay Proposal is designed to provide our stockholders with the opportunity to consider and vote upon the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.   Although the vote is advisory and non-binding on the Company or the Board, our Board, the Governance Committee and the Compensation Committee will review the voting results. To the extent there is any significant lack of support for the compensation of our NEOs, we would expect to initiate procedures designed to help us better understand stockholder concerns.  Our Board, Governance Committee and Compensation Committee would consider constructive stockholder feedback in making future decisions about the compensation programs for our NEOs.

Marking the Proxy Card “For” indicates support for the compensation of our NEOs; marking the Proxy Card “Against” indicates lack of support for the compensation of our NEOs. You may abstain by marking the “Abstain” box on the Proxy Card.

Vote and Recommendation

This is an advisory vote and does not require a minimum number of votes.  However, our Board of Directors recommends that stockholders vote "FOR" the approval of the compensation paid to our NEOs.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

•	reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2013 with management;

•
discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditors communications with the Audit Committee concerning independence, and has discussed with PMB Helin Donovan matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the consolidated financial statements audited by PMB Helin Donovan for the fiscal year ended December 31, 2013 be included in its Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board

Carl J. Yankowski, Chairman
William Wayne Patterson
Anthony J. LeVecchio

PROPOSAL 3 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PMB Helin Donovan as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2014. PMB Helin Donovan has served as our independent registered public accounting firm since 2005.

Stockholder ratification of the selection of PMB Helin Donovan as our independent registered public accounting firm is not required by our Bylaws or the Delaware General Corporation Law. The Board seeks such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of PMB Helin Donovan as our independent registered public accounting firm, the Board will reconsider whether to retain that firm for fiscal year 2014. In making its recommendation to the Board that stockholders ratify the appointment of PMH Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2014, the Audit Committee considered whether PMB Helin Donovan’s provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee pre-approved the audit fees, audit-related fees, tax fees and all other fees described below in accordance with our pre-approval policy and believes such fees are compatible with the independence of PMB Helin Donovan.

	2013	2012
Audit Fees	$110,355	$82,410
Audit Related Fees	$0	$0
Tax Fees	$7,060	$7,275
All Other Fees	$0	$0

Audit Fees. The “Audit Fees” are the aggregate fees of PMB Helin Donovan attributable to professional services rendered in 2013 and 2012 for the audit of our annual financial statements and for review of financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by PMB Helin Donovan in connection with statutory and regulatory filings or engagements for those fiscal years.  These fees include fees billed for professional services rendered by PMB Helin Donovan for the review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. PMB Helin Donovan did not bill us for any professional services that were reasonably related to the performance of the audit or review of financial statements for either the fiscal year ended December 31, 2013, or the fiscal year ended December 31, 2012, that are not included under Audit Fees above.

Tax Fees. PMB Helin Donovan billed $7,060 and $7,275 for the fiscal years ended December 31, 2013 and 2012, respectively, for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees. PMB Helin Donovan did not perform any services for us or charge any fees other than the services described above for either the fiscal year ended December 31, 2013, or the fiscal year ended December 31, 2012.

Pre-approval Policies and Procedures

The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. The Audit Committee is required to periodically notify the Board of their approvals. The required pre-approval policies and procedures were complied with during 2013 and 2012.

PMB Helin Donovan Representatives at Annual Meeting

We expect that representatives of PMB Helin Donovan will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Vote Required and Recommendation

The affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter will be required for approval of this proposal.

The Board recommends that stockholders vote “FOR” ratification of the appointment of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2014 as described in this Proposal 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements with our executive officers and directors, during our last two fiscal years, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS
AND STOCKHOLDER PROPOSALS

Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2015 Annual Meeting of stockholders must be received by us no later than February 15, 2015, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this Proxy Statement, and must comply with the requirements of the proxy rules promulgated by the SEC.  Stockholder proposals should be addressed to our Corporate Secretary at 8708 Technology Forest Pl., Ste. 100, The Woodlands, TX 77381.

Recommendations from stockholders which are received after the deadline likely will not be considered timely for consideration by the Committee for next year’s Annual Meeting.

OTHER MATTERS

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented.  If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board, of if no recommendation is given, in their own discretion.

The Company’s Annual Report to Stockholders for fiscal year 2013 is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting. The Annual Report includes the consolidated financial statements, unaudited selected consolidated financial data and management’s discussion and analysis of financial condition and results of operations.  The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of proxy materials for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Proxy Statement to your address. If you want to receive separate copies of the proxy materials in the future, or you are receiving multiple copies and would like to receive only one copy per household, you should contact your stockbroker, bank or other nominee record holder, or you may contact us at the address or telephone number below. In any event, if you did not receive an individual copy of this Proxy Statement, we will send a copy to you if you address your written request to, or call, Jeffrey W. Tomz, Chief Financial Officer and Corporate Secretary of Uni-Pixel, Inc., 8708 Technology Forest Pl., Ste. 100, The Woodlands, TX 77381, telephone number (281) 825-4500.

Copies of the documents referred to above that appear on our website are also available upon request by any stockholder addressed to our Corporate Secretary, Uni-Pixel, Inc., 8708 Technology Forest Pl., Ste 100., The Woodlands, TX 77381.